Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Everspin Technologies, Inc. for the registration of common stock, preferred stock, debt securities, and warrants and to the incorporation by reference therein of our report dated March 12, 2020, with respect to the financial statements of Everspin Technologies, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Phoenix, Arizona

November 5, 2020